EXHIBIT 2.2

ASSET PURCHASE AGREEMENT

AMONG

UPSNAP, INC.

UPSNAP SERVICES, LLC

AND

TONY PHILIPP

Dated:  August 29, 2008

ASSET PURCHASE AGREEMENT

AGREEMENT (this “Agreement”), made and entered into as of this 29th day of August, 2008, by and among UpSnap Services, LLC, a North Carolina limited liability company (“Services”), UpSnap, Inc., a Nevada corporation (“Seller”) and Tony Philipp, (“Philipp,” who together with Services, are the “Purchaser”).

WHEREAS, Seller has been engaged in the business of providing mobile information search services in Davidson, North Carolina (the “Business”);

WHEREAS, Philipp has been the president, chief executive officer and a director of the Seller and is also the managing member of Services;

WHEREAS, Seller has agreed to  acquire the business of Duratech Group, Inc. in exchange for the issuance to the Duratech shareholders of more than a majority of  Seller’s capital stock pursuant to a Share Exchange Agreement (the “Share Exchange Agreement”), and no longer desires to continue the Business;

WHEREAS, the board of directors of Seller, acting independently of Philipp, after recent discussions with third parties, have agreed to sell Seller’s assets (“Transferred Assets”) comprising the Business to the Purchaser upon the terms and conditions set forth in this Agreement;

WHEREAS, this Agreement has been signed on the same day as the Share Exchange Agreement and shall close on the day after the Closing Date (as defined) under the Share Exchange Agreement,

WHEREAS, all the Transferred Assets are set forth on Exhibit A annexed hereto, which Transferred Assets excludes all of Seller’s franchise rights, goodwill and all rights of every kind and character, tangible or intangible; and

WHEREAS, as part of the sale of the Business, Seller will assign to Purchaser and Purchaser will assume from Seller, the Assumed Liabilities (as hereinafter defined) of Seller, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I
GENERAL

SECTION 1.01                                Agreement to Purchase and Sell

Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser the Transferred Assets, and Purchaser agrees to purchase from Seller, the Transferred Assets.

SECTION 1.02                                Assumed Liabilities.

Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, from and after the Closing Date, Purchaser shall assume and discharge all of the liabilities (the “Assumed Liabilities) of Seller as defined under generally accepted accounting principles, consistently applied (“GAAP”), (i) known and outstanding as of the Closing Date, including those liabilities identified and listed on Exhibit B annexed hereto and (ii) liabilities related to the Business asserted or arising after the Closing Date with respect to claims accruing before or after the Closing Date.  Seller shall transfer to Purchaser, in cash, the “Seller Contribution” of One Hundred Thirty Thousand Dollars ($130,000.00) upon Closing under this Agreement as contribution solely toward payment and discharge of the Assumed Liabilities.  Seller shall remain responsible for all liabilities of Seller other than the Assumed Liabilities.

SECTION 1.03                                Consideration.  As consideration for the purchase of the Transferred Assets from the Seller, Services and Phillip covenant and agree to satisfy and discharge the Assumed Liabilities.

SECTION 1.04                                Instruments of Transfer; Further Assurances.

Concurrently with the execution and delivery of this Agreement and the Closing hereunder, Seller and Purchaser shall execute and deliver to each other a completed Deed of General Conveyance, Transfer and Assignment, in the form attached as Exhibit C hereto ("General Conveyance, Transfer and Assignment").

SECTION 1.05                                The Closing.

The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) which shall occur on the day after the Closing Date under the Share Exchange Agreement, or at such later date as the parties may mutually agree.  At the Closing, the Seller Contribution shall be delivered to Purchaser, the parties shall execute and deliver the Deed of General Conveyance, Transfer and Assignment for the Transferred Assets and assumption of the Assumed Liabilities, and Seller shall deliver the books and records related to the Business.

The Closing shall take place at 134 Jackson Street, Suite 203, Davidson, NC 28036

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

SECTION 2.01                                Due Organization.

Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada and is duly licensed and authorized or qualified to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Seller.

SECTION 2.02                                Authorization; Non-Contravention; Approvals.

(a)  Seller has the full legal right, power and authority to enter into this Agreement and to consummate the sale of the Business and the other transactions contemplated hereby.  Seller has the full legal right, power and authority to enter into this Agreement.  The execution, delivery and performance of this Agreement have been approved by the Board of Directors of Seller.  This Agreement has been duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

(b)  The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Transferred Assets under any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Seller or the Business or (iii) any agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which Seller is now a party related to the Business, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the Business, subject to the consent of the lessor of the premises (the “Premises”) where the Business is conducted and Purchaser shall be responsible for obtaining such consent.  No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Business.

SECTION 2.03                                Liabilities and Obligations.

Since June 30, 2008, Seller has not incurred any liabilities of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, which are part of the Assumed Liabilities, other than liabilities incurred in the ordinary course of business.  All of the Assumed Liabilities have been incurred by Seller in arms’ length transactions in the ordinary course of business consistent with past practices.

SECTION 2.04                                Assets.

Exhibit A is an accurate list of all the property of Seller constituting the Transferred Assets.  The Transferred Assets comprise the assets that are material to the operation of the Business.  Seller has good and marketable title to the Transferred Assets, subject to no mortgage, pledge, lien, claim, conditional sales agreement, encumbrance or charge unless previously disclosed to Purchaser. The sale of the Transferred Assets hereunder will transfer to Purchaser good and marketable title to the Transferred Assets subject to no mortgage, pledge, lien, claim, conditional sales agreement, encumbrance or charge, except as previously disclosed to Purchaser.

SECTION 2.05                                Material Contracts.

To the best of its knowledge, Seller has complied with all material commitments and obligations pertaining to the Business under its material contracts, and is not in default under any such contracts, no written notice of default has been received by Seller.

SECTION 2.06                                Permits.

The licenses, operating authorizations, franchises, permits and other governmental authorizations previously disclosed by Seller to Purchaser related to the Business are valid, and Seller has not received any written notice that any governmental authority intends to cancel, terminate or not renew any such license, operating authorization, franchise, permit or other governmental authorization.  Seller holds all licenses, operating authorizations, franchises, permits and other governmental authorizations, the absence of any of which could have a material adverse effect on the Business.  Seller has conducted and is conducting the Business in substantial compliance with the requirements, standards, criteria and conditions set forth in its licenses, operating authorizations, franchises, permits and other governmental authorizations as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing except for any violations that would not have a material adverse effect on the Business.  Except as specifically disclosed to Purchaser, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Seller by, any such material licenses, operating authorizations, franchises, permits and other government authorizations.

SECTION 2.07                                Litigation and Compliance with Law.

There are no claims, actions, suits or proceedings, pending or threatened, against or affecting the Business, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller.  No notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by Seller with respect to the Business, and there is no basis therefor.  Seller has conducted for the past five years and does conduct the Business in compliance with all material laws, regulations, writs, injunctions, decrees and orders applicable to the Business.

SECTION 2.08                                Taxes.

For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.  Since October 1, 2004, Seller has timely filed all requisite tax returns for all fiscal periods ended on or before the date of this Agreement or has filed for extensions for such returns, and has duly paid in full or made adequate provision for the payment of all Taxes.

SECTION 2.09                                Absence of Changes.

Since June 30, 2008, Seller has conducted the Business in the ordinary course of business and, except as disclosed in Seller’s Form 10-QSB for the fiscal quarter ended June 30, 2008 (the “June 2008 Form 10-QSB”), there has not been:

(i)	any material adverse change in the operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise), income or business of the Business;

(ii)	any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Business or Transferred Assets;

(iii)	any work interruptions, labor grievances or claims filed, or any proposed law, regulation or event or condition of any character materially adversely affecting the Business;

(iv)	any sale or transfer, or any agreement to sell or transfer, any of the material Transferred Assets;

(v)	any increase in Seller's indebtedness, other than accounts payable incurred in the ordinary course of business, that are part of the Assumed Liabilities; or

(vii)	any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which Seller is a party related to the Business.

SECTION 2.10                                Operation only in the Ordinary Course of Business

The Seller hereby covenants and agrees to operate the Business only in the ordinary course during the period between the signing of this Agreement and the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SERVICES AND PHILIPP

Services and Phillipp, jointly and severally, represent and warrant to Seller as follows:

SECTION 3.01                                Due Organization.

Services is a limited liability company duly organized and validly existing and in good standing under the laws of the State of North Carolina and is duly licensed and authorized or qualified to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Services.  The membership records and minute books of Services that have been made available to Seller are correct and complete.  Other than activities related to its formation and this Agreement, Services has not engaged in any activities.  Services has adequate capital to conduct the Business  and to fulfill its obligations under this Agreement for a period of at least one year after the Closing Date.

SECTION 3.02                                Authorization; Non-Contravention; Approvals.

Services and Philipp each has all necessary power and authority to enter into this Agreement to perform fully their respective obligations hereunder and to carry out the transactions contemplated hereby.  The execution, delivery and performance by Services of this Agreement and the transactions contemplated hereby have been duly authorized by Services by all necessary action.  This Agreement has been duly executed and delivered by Services and Philipp, and constitutes a legal, valid and binding obligation of Services and Philipp, enforceable against each of them in accordance with its terms.

SECTION 3.03                                No Violation.

Neither the execution and delivery by Purchaser of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby (i) will violate its organizational documents or Operating Agreement of Services, (ii) will result in any breach of or default under any provision of any contract of any kind to which Purchaser is a party or by which Purchaser is bound, (iii) is prohibited by or requires Services to obtain any consent, authorization or approval of, or make any filing with, any governmental authority that has not been obtained, other than a consent for the Premises, or (iv) will violate any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority having jurisdiction over Purchaser, in each case in such a way as would have a material adverse effect on Purchaser’s ability to perform the terms of this Agreement.

SECTION 3.04                                Litigation and Compliance with Law.

There are no claims, actions, suits or proceedings, pending or threatened, against or affecting Purchaser, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Purchaser.  No notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by Purchaser, and there is no basis therefor.

SECTION 3.05                                Knowledge

By reason of having been an executive officer, director and principal stockholders of Seller, Philipp is fully familiar with the operations, financial condition and capital needs of the Business, including the composition of the Transferred Assets being the assets necessary to conduct the Business as presently conducted and the Assumed Liabilities, and understands the prospects and risks of operating the Business as described in the June 2008 Form 10-QSB.  Purchaser is not relying on any representations (oral or written) made by Seller regarding the Business other than those expressly set forth by Seller in this Agreement.

ARTICLE IV
COVENANTS

SECTION 4.01                                Use of Seller Contribution.

Services and Philipp covenant and agree that immediately after the Closing they shall use the Seller Contribution expressly for the purpose of paying off and discharging the Assumed Liabilities as set forth on Schedule B, of Seller, and for no other purpose.  Services and Philipp further covenant and agree that they shall not use any portion of the Seller Contribution for payment of deferred or future compensation or other employee benefits of Philipp.  Moreover, after the Closing, Services and Philipp shall pay all liabilities of the Business as they arise, regardless as to when the liability was incurred.

SECTION 4.02                                Facilities

Seller shall cooperate with Purchaser for the transfer of the Premises and the related facilities, such as telephone and DSL lines, to Services, provided that Seller shall not be required to undertake any contractual obligations with respect to such transfers, and that any deposits previously made by Seller for such facilities shall be refunded to Seller.

ARTICLE V
CONDITIONS OF CLOSING

Section 5.01                           Conditions to the Obligations of the Purchaser and Phillip to Close

The obligations of the Purchaser and Philipp to consummate the transactions contemplated herein shall be subject to the satisfaction or waiver of the following conditions:

(i)           The truth and accuracy of the Seller’s representation, warranties and the covenants contained herein both on the date of signing of this Agreement and on the Closing.

(ii)           The transactions contemplated by the Share Exchange Agreement shall have been consummated the day before the Closing under this Agreement.

(iii)           Seller shall have transferred to Purchaser, in cash, the “Seller Contribution” of One Hundred Thirty Thousand Dollars ($130,000.00) upon Closing of this Agreement as contribution solely toward payment and discharge of the Assumed Liabilities.

(iv)           The parties shall have executed and delivered to each other a signed Deed of General Conveyance, Transfer and Assignment for the Transferred Assets and assumption of the Assumed Liabilities

Section 5.02                           Conditions to the Obligations of the Seller to Close

The obligations of the Seller to consummate the transactions contemplated herein shall be subject to the satisfaction or waiver of the following conditions:

(i)           The truth and accuracy of the Purchaser’s and Phillip’s representations, warranties and the covenants contained herein both on the date of signing of this Agreement and on the Closing.

(ii)           The transactions contemplated by the Share Exchange Agreement shall have been consummated the day before the Closing under this Agreement.

(iii)           The parties shall have executed and delivered to each other a signed Deed of General Conveyance, Transfer and Assignment for the Transferred Assets and assumption of the Assumed Liabilities.

ARTICLE VI
INDEMNIFICATION

SECTION 6.01                                General Indemnification by Purchaser and Philipp.

Services and Philipp, jointly and severally, covenant and agree that they will indemnify, defend, protect and hold harmless Seller, and its officers, directors and stockholders (other than Philipp) (collectively, the “Indemnified Parties”) at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Seller as a result of or arising from (i) any breach of the representations and warranties of  Services or Philipp set forth herein or in the schedules to this Agreement or (ii) any breach or non-fulfillment of any covenant or agreement on the part of Services or Philipp under this Agreement, including claims by third parties with respect to non-payment of any Assumed Liabilities or other liabilities of the Business arising after the Closing regardless as to when the liabilities were incurred; provided, however, that the liability of Philipp under this Section 6.01 and elsewhere under this Agreement shall be limited to an aggregate amount equal to One Hundred Thirty Thousand and No/100 Dollars ($130,000.00).

SECTION 6.02                                Third Person Claims.

Promptly after an Indemnified Party has received notice of or has knowledge of the commencement or threatened commencement by a person not a party to this Agreement ("Third Person"), of a claim or of any action or proceeding by a Third Person of any claim for which indemnification may be sought under this Article VI (an “Indemnified Claim”), the Indemnified Party shall give to Purchaser (the “Indemnifying Party”) written notice of such Indemnified Claim.  Such notice shall state the nature and the basis of the Indemnified Claim and a reasonable estimate of the amount thereof; provided, however, that the failure to timely give such notice shall not affect the Indemnifying Party’s obligation except to the extent that it is financially harmed by the delay.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control.  The Indemnified Party shall have the right to select its own counsel and the Indemnifying Party will reimburse or make advances to the Indemnified Party for the expenses of its counsel.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability.  If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment.  If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

ARTICLE VII
MISCELLANEOUS

SECTION 7.01                                Successors and Assigns.

This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors, heirs and administrators of Seller, Services and Philipp.

SECTION 7.02                                Entire Agreement.

This Agreement (including the Exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among Seller and Purchaser and supersede any prior agreement and understanding relating to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written instrument executed by Seller and Purchaser, acting through their respective officers, duly authorized by their respective Managers or Boards of Directors.

SECTION 7.03                                Notices

Any notice to be given under this Agreement shall be in writing and delivered either by recognized overnight courier or in person to the following addresses or to such other address as either party hereto may hereafter duly give to the other:

If to Seller:

If to Services or Philipp:

SECTION 7.04                                Brokers and Agents.

Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

SECTION 7.05                                Governing Law.

This Agreement shall be construed in accordance with the laws of the State of North Carolina (except for its principles governing conflicts of laws).

SECTION 7.06                                Survival of Representations and Warranties.

The representations and warranties of Seller set forth in Article II shall not survive the Closing Date.  The representations, warranties and covenants of Services and Philipp sets forth in Articles III and IV shall survive the execution of this Agreement for a period of twelve (12) months from the date of this Agreement (which date is hereinafter called the "Expiration Date").

SECTION 7.07                                Exercise of Rights and Remedies.

Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

SECTION 7.08                                Reformation and Severability.

In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

SECTION 7.09                                Expenses.

Each party will pay its fees, expenses and disbursements incurred by it and its agents, representatives, financial advisors, accountants and counsel in connection with the execution, delivery and performance of this Agreement and any amendments thereto.

SECTION 6.10                                Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SELLER:

UpSnap, Inc.

/s/ Paul Schmidt
By: Paul Schmidt
Its: CFO

SERVICES:

UpSnap Services, LLC

/s/ Tony Philipp
By: Tony Philipp
Its: Manager

                                                                                        PHILIPP

/s/ Tony Philipp
Tony Philipp (in his individual capacity)